FORM OF SUBSCRIPTION ESCROW AGREEMENT

(REGULATION A OFFERING)

SUBSCRIPTION ESCROW AGREEMENT (the “Agreement”) executed this ______ day of ___________ , 2017 (“Effective Date”) by and between Muscle Maker, Inc, a California corporation (the “Issuer”), and REGIONS BANK, an Alabama banking corporation, as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, the Issuer proposes to offer for sale to investors as disclosed in its offering statement on Form 1-A (the “Offering Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) shares of its Common Stock (the “Securities”) pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Offering”), in the maximum amount of $20,000,000 (the “Maximum Offering Amount”).

WHEREAS, the Issuer desires to establish an escrow account (“Escrow Account”), a segregated non-interest bearing bank account, with the Escrow Agent, an FDIC insured bank, in which funds (“Subscription Funds”) received from a prospective investor (each, a “Subscriber” and collectively, “Subscribers”) for the purchase of Securities pursuant to the terms and conditions of a Subscription Agreement with the Issuer (the “Subscription Agreement”) will be held during the course of the Offering, subject to the terms and conditions of this Agreement.

WHEREAS, Escrow Agent agrees to serve as escrow agent and establish the Escrow Account for purpose of holding the Subscription Funds received during the course of the Offering, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt of which is acknowledged by each of the parties hereto, the Issuer and the Escrow Agent hereby agree as follows:

1. DEFINITIONS. In addition to the terms defined above, the following terms shall have the following meanings when used herein:

“Cash Investment” shall mean the number of Securities to be purchased by any Subscriber multiplied by the offering price per Security as set forth in the Offering document.

“Cash Investment Funds” shall mean funds submitted by Subscribers, while subscribing on Direct Transfer’s online platform, by wire transfer, electronic funds transfer via ACH, or major credit card to the Escrow Account maintained by the Escrow Agent in full payment for the Securities to be purchased by any Subscriber pending their respective closings.

“Direct Transfer” shall mean Direct Transfer, LLC, a wholly owned subsidiary of Issuer Direct Corp, a Delaware corporation.

“Escrow Funds” shall mean the funds deposited into the Escrow Account with the Escrow Agent pursuant to this Agreement.

“Subscription Accounting” shall mean an accounting of all subscriptions for Securities received and accepted by Issuer as of the date of such accounting, indicating for each subscription the Subscriber’s name, social security number and address, the number and total purchase price of subscribed Securities, the date of receipt by Issuer of the Cash Investment Funds, and notations of any nonpayment of the Cash Investment Funds submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by Issuer, or other termination, for whatever reason, of such subscription. The purpose of the Subscription Accounting is to provide Escrow Agent with an accurate listing of each Subscriber up to and until such time as the closing of the subscriptions by the Subscribers (which closings will be on a rolling basis throughout the Offering) and funds are disbursed to the Issuer in accordance with Section 8 of this Agreement.

“Subscriber” shall mean any individual or entity who, with full knowledge and understanding of the risks associated with the Offering, delivers to the Issuer funds for the purpose of making a Cash Investment in connection with the Offering.

2. APPOINTMENT OF ESCROW AGENT. The Issuer does hereby appoint the Escrow Agent as escrow agent for the purposes described herein.

3. ACCEPTANCE OF APPOINTMENT BY ESCROW AGENT. The Escrow Agent does hereby accept the appointment as escrow agent and agrees to act on the terms and conditions described herein.

4. NO ENDORSEMENT. THE ISSUER UNDERSTANDS THAT THE ESCROW AGENT, BY ACCEPTING THE APPOINTMENT AND DESIGNATION AS ESCROW AGENT HEREUNDER, IN NO WAY ENDORSES THE MERITS OF THE OFFERING OF THE SECURITIES. THE ISSUER AGREES TO NOTIFY ANY PERSON ACTING ON ITS BEHALF THAT THE ESCROW AGENT’S POSITION AS ESCROW AGENT DOES NOT CONSTITUTE SUCH AN ENDORSEMENT, AND TO PROHIBIT SAID PERSONS FROM THE USE OF THE ESCROW AGENT’S NAME AS AN ENDORSER OF SUCH OFFERING. The Issuer further agrees to include with any sales literature, in which the Escrow Agent’s name appears and which is used in connection with the Offering, a statement to the effect that the Escrow Agent in no way endorses the merits of the Offering.

5. ESCROW PERIOD. The Escrow Period shall begin on the Qualification Date and shall terminate in whole or in part upon the earlier to occur of the following:

a. The first to occur of (i) the maximum offering amount being raised or (ii) 18-months from the qualification date or;

b. Within fifteen (15) days from the date upon which a determination is made by Issuer to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds (which closings will be on a rolling basis throughout the Offering). Even after the sale of Securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Offering Amount of the Offering permitted by the Offering Statement. Issuer represents that no funds have yet been raised for the Issuer. The parties acknowledge and agree that all funds received by the Escrow Agent from a Subscriber in the Offering will be deposited in the Escrow Account established by the Escrow Agent.

6. INVESTORS PROCEDURES FOR SUBSCRIBING. If an investor decides to subscribe for shares of common stock in this Offering, they will be instructed as follows:

Go to www.musclemakergrill.com, click on the “Invest Now” button and follow the procedures as described.

a. Electronically receive, review, execute and deliver to us a subscription agreement; and

b. Deliver funds directly by wire, electronic funds transfer via ACH., or by major credit card to the Escrow Account described on Exhibit A hereto maintained by Escrow Agent (“Deposit”).

Direct Transfer will provide the Escrow Agent with a Subscription Accounting associated with each Deposit as well as results from background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) conducted by Direct Transfer.

The Muscle Maker website will redirect interested investors via the “Invest Now” button to a site operated by Direct Transfer, where investors can receive, review, execute and deliver subscription agreements electronically and deliver funds directly to the Escrow Account described on Exhibit A hereto maintained by Escrow Agent for deposit.

7. DEPOSITS INTO THE ESCROW ACCOUNT. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the “Escrow Amount.” As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Direct Transfer shall be responsible for conducting background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) on Subscribers and providing such results to the Escrow Agent in connection with the Escrow Agent processing the funds from such Subscribers. Information requested by Direct Transfer of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire or ACH delivered to it hereunder.

If any Subscription Agreement for the purchase of Securities is rejected by the Issuer in its sole discretion, then the Subscription Agreement and the Escrow Amount for such Subscriber shall be returned to the rejected Subscriber by the Escrow Agent within fifteen (15) business days from the date of rejection by the Issuer.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) conducted by Direct Transfer to the satisfaction of Direct Transfer, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS IN THEIR CASH INVESTMENT AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITORS’ CLAIMS AGAINST ISSUER UNTIL RELEASED OR ELIGIBLE TO BE RELEASED TO ISSUER IN ACCORDANCE WITH SECTION 8(a) HEREOF.

8. DISBURSEMENTS OF ESCROW FUNDS.

a. In the event Escrow Agent does not receive written instructions from the Issuer to release funds from Escrow on or prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber. In the event Escrow Agent receives cleared funds prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer, Escrow Agent shall, pursuant to those instructions, distribute funds from such Escrow Amount pursuant to the instructions of Issuer. The Escrow Agent shall effect such transfer by the close of business on the date the Escrow Agent receives the written instruction from the Issuer; provided, however if the Escrow Agent receives the written instruction from the Issuer after 2 pm Eastern Time, then the Escrow Agent shall effect such transfer by the close of business the on the next succeeding business day. Issuer’s written instructions to Escrow Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any funds for management and offering and selling expenses, including without limitation, any process fees incurred by the Escrow Agent, from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions certain parties), will then be remitted to Issuer as described above.

No later than fifteen (15) business days after receipt by Escrow Agent of written notice (i) from Issuer that Issuer intends to reject a Subscriber’s subscription, (ii) from Issuer that there will be no closing of the sale of Securities to Subscribers, (iii) from any federal or state regulatory authority that any application by Issuer to conduct a banking business has been denied, or (iv) from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering document and has remained in effect for at least twenty (20) days, Escrow Agent shall pay to the applicable Subscriber(s), by certified or bank check and by first-class mail, the amount (without any interest) of the Cash Investment paid by such Subscriber.

9. SUSPENSION OF PERFORMANCE OR DISBURSEMENT INTO COURT. If, at any time, (i) there shall exist any dispute between Issuer, Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or (ii) if at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) if Issuer has not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 14 hereof appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to Issuer, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

10. ESCROW FUND. All Cash Investments received by the Issuer in connection with the sale of the Securities shall be deposited with the Escrow Agent. The Escrow Agent shall hold, maintain and secure the Escrow Funds subject to the terms, conditions and restrictions herein described. Escrow Agent shall release Escrow Funds only in accordance with the instructions as set forth in Exhibit A, or as otherwise expressly set forth in this Agreement. The Issuer understands and agrees that all funds received by Escrow Agent are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt of funds, Escrow Agent shall process payments by wire transfer, electronic funds transfer via ACH, and major credit card for collection and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Exhibit A hereof. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs, wire recalls or credit card charge-backs or recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

11. INVESTMENT OF ESCROW FUND. The Escrow Amount shall be deposited in the Escrow Account in accordance with Section 7 and held uninvested in the Escrow Account, which shall be non-interest bearing. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

12. LIABILITY OF ESCROW AGENT. Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for Escrow Agent’s willful misconduct or gross negligence. Escrow Agent’s sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in a written notice provided hereunder. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds or any account in which Escrow Funds are deposited or this Escrow Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Without limiting the generality of the foregoing, Escrow Agent shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between Issuer, Agent and/or any Subscriber. Escrow Agent shall not be responsible or liable in any manner for the performance by Issuer or any Subscriber of their respective obligations under any subscription agreement nor shall Escrow Agent be responsible or liable in any manner for the failure of Issuer, Agent or any third party (including any Subscriber) to honor any of the provisions of this Escrow Agreement. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in good faith in accordance with the opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

13. RIGHTS AND DUTIES OF ESCROW AGENT. This Agreement shall represent the entire understanding of the parties hereto, and the Escrow Agent shall only be required to perform the duties expressly described herein, and no further duties shall be implied from this Agreement or any other written or oral agreement by and between the Escrow Agent, and the Issuer made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all parties to this Agreement. The Escrow Agent may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting party and shall not have a duty to inquire or investigate the validity of any such written instruction. The Escrow Agent shall not be required to solicit funds from the Issuer in connection with this Agreement. The Escrow Agent shall be permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys, and shall be allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of the Escrow Agent. Should the Escrow Agent receive conflicting directions or become uncertain as to its duties under this Agreement, it shall be permitted (a) to immediately abstain from further action until such duties are expressly defined in writing by the parties hereto, and shall only be required to protect and keep the Escrow Funds uninvested until such time as a written agreement among the parties is executed or a court of competent jurisdiction shall render an order directing further action, or (b) to petition any court of competent jurisdiction (by means of an interpleader action or other appropriate action) for instructions regarding such uncertainty, and pay all Escrow Funds into such court for holding and disposition. Upon release of Escrow Funds to a court as provided in the preceding sentence or as set forth in Exhibit A hereto, Escrow Agent shall be fully released from any and all further obligations, except for the provision of written notice to the other parties to this Agreement, setting forth in such notice the date of release of the Escrow Funds, the party to whom released, the amount released and a statement setting forth Escrow Agent’s release from further obligations to any other party to this Agreement.

14. RESIGNATION AND SUCCESSION OF ESCROW AGENT. The Escrow Agent may resign and be discharged of all duties and obligations under this Agreement by providing ten (10) days written notice of such resignation to the Issuer. If no successor escrow agent shall have been named by the Issuer at the expiration of the ten (10) day notice period, the Escrow Agent shall have no further obligations hereunder except to hold the Escrow Funds as a depository. Upon notification by the Issuer of the appointment of a successor escrow agent, the Escrow Agent shall promptly deliver the Escrow Funds and all materials and instruments in its possession which relate to the Escrow Funds to such successor, and the duties of the resigning Escrow Agent shall terminate in all respects, and it shall be released and discharged from all further obligations herein. Any merger, consolidation or the purchase of all or substantially all of the Escrow Agent’s corporate assets resulting in a new corporate entity shall not be considered a successor for the purposes of this Agreement, and the Escrow Funds shall be transferred to such entity without written consent or further action under this Agreement.

15. TERMINATION OF ESCROW AGENT. The Escrow Agent may be discharged from its duties under this Agreement upon thirty days (30) written notice from the Issuer and upon the payment of any and all costs and fees due to Escrow Agent. In such event, the Escrow Agent shall be entitled to rely upon written instructions from the Issuer as to the disposition and delivery of the Escrow Funds. Upon thirty (30) days after receipt of such written notice of termination, if no successor has been named, the Escrow Agent shall immediately cease further action under this Agreement and shall have no further obligations hereunder except to hold the Escrow Funds as a depository.

16. TAXES. The Issuer represents that its Federal Tax Identification Number listed in Exhibit A is true and correct, and will notify the Escrow Agent in writing immediately upon any change to such number. The Issuer grants to the Escrow Agent a right of set-off which may be exercised to pay any and all taxes, whether federal, state or local, incurred by the investment of the Escrow Funds. The Issuer will indemnify and hold harmless the Escrow Agent against and in respect to liability for taxes and/or any penalties or interest attributable to the investment of Escrow Funds by Escrow Agent pursuant to this Agreement. For purposes of federal income taxes and other taxes based on income, the Issuer will be treated as owner of the Escrow Funds unless and until such time as any portion of the Escrow Funds is returned to its Subscriber.

17. FEES. Issuer shall also agree to pay compensation for the services rendered by the Escrow Agent under this Agreement. Compensation for services rendered by the Escrow Agent shall be paid per the instructions set forth on Exhibit B, and Issuer agrees to pay or reimburse the Escrow Agent for all expenses and disbursements, including attorney’s fees and expenses, incurred in connection with the preparation, execution, performance, delivery, modification or termination of this Agreement.

18. INDEMNIFICATION OF ESCROW AGENT. The Issuer shall indemnify, defend and hold harmless the Escrow Agent and its directors, officers, agents and employees from all loss, liability or expense arising from the execution and/or performance of this Agreement or the undertaking of any instructions from the Issuer, except for any loss which has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Escrow Agent, and such indemnification shall include attorney’s fees and expenses. The Escrow Agent’s right of indemnification shall survive the resignation or termination of the Escrow Agent and the termination of the duties described in this Agreement. The Issuer further grants the Escrow Agent a right of set-off and a security interest against the Escrow Funds for the payment of any claim for indemnification, expenses or compensation due hereunder.

19. NOTICES. All communications, notices and instructions required herein shall be in writing and shall be deemed to have been duly given if delivered by hand or first class, registered mail, return receipt requested, postage prepaid, by overnight courier or by facsimile or electronic transmission, if followed by letter and affirmative confirmation of receipt is received (such facsimile or electronic transmission notice to be effective on the date such affirmative confirmation of receipt is received), and addressed as follows:

(a)	If to Escrow Agent:	Regions Bank
Corporate Trust Department
Odell Romeo
1180 West Peachtree Street NW, Suite 1200
Atlanta, GA 30309
Odell.Romeo@regions.com
404-581-3729

(b)	If to Issuer:	Muscle Maker, Inc
2200 Space Park Drive, Suite 310
Houston, Texas 77058
Phone: (732) 669-1200
Attn: Robert E. Morgan, Chief Executive Officer
MRem1@aol.com
732-669-1200

With a copy to:	Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Attn: Laura Anthony, Esq.
lantohony@legalandcompliance.com
561-514-0936

In the event the Escrow Agent shall receive such written instructions and shall determine pursuant to its sole discretion that verification of such instructions shall be required, then the Escrow Agent shall be permitted to seek confirmation of such instructions by way of telephone contact to the author of such written instructions. Verification of the instructions by the purported author of the instructions called at the telephone number placed on the instructions shall serve to verify such instructions.

20. ASSIGNMENT. This Agreement shall not be assignable absent written consent of the parties hereto. Any assignment absent written consent shall be deemed void ab initio, except that the merger or acquisition of all or substantially all the assets of the parties shall not require written consent, but shall require written notice to all the parties hereto. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns.

21. MODIFICATION OF AGREEMENT. This Agreement shall constitute the complete and entire understanding of the parties hereto, and shall supersede any and all prior agreements between or among them. The provisions of this Agreement shall not be waived, modified, amended, altered or supplemented, in whole or in part, except by a writing signed by all the parties hereto.

22. CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama. The parties further waive any right to a trial by jury with respect to any judicial proceeding arising out of occurrences related to this Agreement.

23. FORCE MAJEURE. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.

24. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument. The effective date of this Agreement shall be the date it is executed by the last party to do so.

25. SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

26. USE OF REGIONS NAME. No party to this Agreement shall, without prior written consent of the Escrow Agent, publish or print or cause to be published or printed any printed or other material in any language, including prospectuses, notices, reports, internet web sites and promotional material, which mentions “Regions Bank” by name or logo or the rights, powers, or duties of the Escrow Agent under this Agreement.

27. EXHIBITS. The Exhibits attached hereto are by this reference incorporated into this Agreement and made a part hereof.

28. REPRESENTATIVES. The applicable persons designated on Exhibit “A” hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of the Issuer, as applicable, under this Agreement, all without further consent or direction from, or notice to, it or any other party.

29. USA PATRIOT ACT. No party to this Agreement is (or will be) a person with whom Escrow Agent is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. Direct Transfer shall be responsible for conducting background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) on Subscribers and providing such results to the Escrow Agent in connection with the Escrow Agent processing the funds from such Subscribers. In addition, the Issuer and Depositor hereby agree to provide to Escrow Agent any additional information that Escrow Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to the Issuer and Depositor pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (“Patriot Act”): IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. In the event the Issuer or the Depositor violates any of the provisions of the USA Patriot Act and the regulations thereunder, such event shall constitute a default hereunder and shall entitle the Escrow Agent to exercise all of its rights and remedies at law or in equity, including but not limited to terminating this Escrow Agreement.

30. ILLEGAL ACTIVITIES. Escrow Agent shall have the rights in its sole discretion to not accept appointment as escrow agent and reject funds and collateral from any party in the event that Escrow Agent has reason to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including but not limited to the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, the other parties to this Agreement will assist Escrow Agent and comply with any reviews, investigations and examinations directed against the deposited Escrow Funds.

31. SECURITY PROCEDURES. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 1 attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 17 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Section 17, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, (“Executive Officers”), which shall include the titles of Chief Executive Officer and Principal Financial Officer, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Purchaser or the Seller to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Escrow Agreement as of the date first written above.

REGIONS BANK,
As Escrow Agent

By:
Name:	Odell Romeo
Its:	Vice President

ISSUER

MUSCLE MAKER, INC

By:
Name:	Robert E. Morgan
Its:	Chief Executive Officer

Schedule 1

[Insert wire transfer instructions here.]

Exhibit A

1. Issuer Federal Employer Identification Number:

Issuer
Representative:	The following individuals are hereby appointed as representative of the Issuer under the Escrow Agreement:

Name:	Robert E. Morgan (Chief Executive Officer) Specimen Signature: ___________________________

Name:	Timothy M. Betts (Chairman of the Board) Specimen Signature: __________________________

2.	Definitions.	“Expiration Date” means , 2017.

3.	Escrow Account:
Regions Bank
ABA# 062005690
AC Name: Wealth Management Operations
AC#
FFC Name:
FFC#
ATTN: Odell Romeo

4.	Termination and Disbursement. In the event there is any termination or failure of the offering pursuant to Sections 6b or 6c of the Escrow Agreement, the Escrow Agent shall, in accordance with the Offering document and as directed in writing by the Issuer, pay as soon as practicable to the applicable Subscriber(s), by certified or bank check and by first-class mail, the amount of each Subscriber’s Cash Investment without interest.

Exhibit B

Fee Schedule

These fees are based upon our current understanding of our duties under of the above-referenced agreement. Regions Bank reserves the rights to adjust its fees should its duties change under the agreement.

CLOSING FEE:	$300
Due upon last closing of the Offering

ADMINISTRATION FEE:	$7,000.00
Due in advance at launch

TRANSACTION FEES:
Wire fee:	Waived
Check Disbursement:
Return Subscription Deposit to Subscribers:	$10.00 each

LEGAL FEES:	None

The Administrative Fee is payable upon execution of the escrow documents. In the event the escrow is not funded, the Administrative Fee will not be refunded. All other fees, if any, will be billed to the client in arrears.